Exhibit 10.6

Non-Employee Director Compensation Policy

Cash Compensation

Effective January 1, 2021, each non-employee member of the board of directors (the “Board”) of Everbridge, Inc. (the “Company”) will receive an annual cash retainer of $40,000. The chairpersons of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $20,000, $12,000 and $8,000, respectively. Other members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $10,000, $5,000 and $4,000, respectively for each such committee of which they are a member. Such annual cash retainers shall be payable in equal quarterly installments, in arrears, following the end of each quarter in which the service occurred, prorated for any partial quarters of service.

The Company will also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee of the Board; provided, that such non- employee director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

Upon initial election to the Board, each non-employee director will receive a grant of restricted stock units with a value of $170,000, based on the closing price of a share of Company common stock on the date of grant. Such grant will vest at the end of the month after the first anniversary of the grant date, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company. At each annual meeting of the Company’s stockholders, each continuing non-employee director as of the date of such meeting will receive a grant of restricted stock units with a value of $170,000, based on the closing price of a share of Company common stock on the date of grant. Such grant will vest in full at the end of the month after the next annual stockholders’ meeting, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company.

All equity awards granted pursuant to this policy will be granted under and shall be subject to the Company’s 2016 Equity Incentive Plan (the “Plan”), as amended, or any successor equity incentive plan and the applicable award agreements thereunder, including the limitations on compensation payable to non-employee directors set forth therein. All equity awards granted pursuant to this policy will vest in full upon, but subject to the occurrence of, a Change in Control (as defined in the Plan).